Exhibit 10.24

 Agreement

Party A: Guangzhou Shunyu Property Management Co., Ltd

Party B: Southern International Development Co., Ltd.

According to leasing contract sign between YunDa YunCheng Fruit Company Ltd and Party A on June 10, 2009, Party A leases and upgrade Warehouse A,B and C1 managed by YunDa YunCheng Fruit Company Ltd.  On the basis of equality and voluntary, under the principle of mutual benefit, and according to the Contract Law of the People’s Republic of China, party A and B has made the agreement about the upgrading of the market as below:

1.	Principal
(a)
Party B rent all the warehouses—A, B, and C1 which are located on No 338 Zengcha Road Guanzhou Shanxi Yunchen fruits market, the land area is about 10000 square meters, 18-years lease, from 01.08.2009 to 31.07.2027.

(b)
Rental:  after effect of the agreement, the first 5 years (01.08.2009-31.07.2014) is 61 RMB per square meter per month. From the sixth year to the tenth year (01.08.2014-31.07.2019) is 64 RMB per square meter per month. From the eleventh year to the expiration of the contract (01.08.2019-31.07.2027) is 67 RMB per square meter per month. Rental includes management fee and cleaning fee, but not tax, parking fee, handing charges, truck entrance fee, transaction fee etc.

(c)
Based on blue print agreed by both parties, party A should start construct and be completed within 7 months after signed the agreement. The rent is free during the construction period until it finished. Party B should start paying rental from the 8th month. After signing of this contract, Party A should clear of all existing facility.

(d)
The investment for reconstruction is about 40 million RMB, and party B need to provide the loan1 to party A. The agricultural products such like fruits are main business after the construction of the 2 floors. Party B can fully use the building during the leased period. Party A shall not interfere if it is not prejudice to the interests of party A. The building and all facilities should be transferred to party A free of charge after lease expires.

(e)	Party A should give the priority for lease to party B under the same conditions after lease expires.

2.	Rights and obligations for party A
(f)	Party A should provide related documents (land ownership, construction plan and city approval etc.)of market to party B after the agreement become effective.
(g)
Party A is responsible for all approval application and their cost. Such application may include fire formalities of the building after construction, and such application should not affect Party B’s operation, party B should pay the reasonable expenses occurs. The contract will be automatically extended if party A causes schedule delays.

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1 The literal translation of the Chinese is “loan” but the underlying meaning is advance, which is not to be repaid.

Exhibit 10.24

(h)	Party A should bear the responsibilities of building safety and construction safety.
(i)	Party A should collect rent according to agreement, and issue the legal invoice.
(j)	Party A agrees to sublet the constructed buildings to party B for the wholesale and retail of agricultural products. Party A should provide the sufficient parking area.

3.	Rights and obligations for party B
(k)	Party B should comply with government laws and regulations, operates by law and does well in fire safety and fire protection work.
(l)	Party B should pay the rent to party A before the first five days every month. Party B should pay the late fees which is about five thousandths of rent per day to party A if paid late.
(m)	Party B ensures the investments in time for the decoration and construction.
(n)
Party B can do legitimate business with agricultural products, open stalls, rent, sublet etc. Party B has their own decisions, party A cannot interfere. The procedures of contracts and agreements that signed between party B and its clients (the third party) must be informed to party A as the record, party A is responsible for supervise.

4.	responsible of default
(o)
It is default if party B does not pay the rent on time; party A will terminate the contract if party B does not pay the rent up to 2 month, then the building and all facilities that constructed by party B will be owned by party A unconditionally.

(p)
Both party A and B must strictly comply with agreement after the agreement effected, neither side may terminate the agreement, any side that violate this agreement, must bear the responsible for the default and pay observing party losses.

5.	Special agreement
(q)
Party A should actively cooperate with party B if party B can apply or get the financial aid from government departments during the business; party A should provide related documents, certifications etc. if the application succeeds, party A guarantees the aid will be used by party B totally to reform the market, party A shall not detain it or use other methods to affect party B to use it.

6.	Force majors contract
(r)
During the contract duration, if the land acquisition or other reasons from government cause the building removed or the land Expropriated, the demolition compensation from the government should be discussed by both parties to distribute.

(s)	During the contract duration, party A should compensate party B for all economic losses if the building has to be pulled down or party B can not going concern due to party A.
(t)
This agreement will be automatic terminated if party B can not going concern due to the nature disasters or other force majeure factors, and the compensation matters will be resolved by the laws and regulations.

Exhibit 10.24

(u)
Party B should pay 2.5 million RMB to party A as earnest money after this contract is signed. The earnest money is used for the demolition of buildings and facilities for party A as the compensation if party B can not continue perform this agreement. Party A should pay the earnest money back to party B within 3 days after this agreement expired.

(v)
Any disputes that bear on this agreement should be submitted to southern branch of economic and trade arbitration commission of CCPIT to arbitrate. The arbitration has the binding effect for both parties.

(w)	This agreement has 3 copies, both parties have 1 copy and another one is for Guangzhou Yunda Yuncheng Fruits Co., Ltd, all the copies have the same force and effect.
(x)	This agreement become effective after signed and stamped by both parties.

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